UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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SENSIENT TECHNOLOGIES CORPORATION
(Name of Registrant as Specified in Its Charter)

FRONTFOUR CAPITAL GROUP LLC
FRONTFOUR MASTER FUND, LTD.
EVENT DRIVEN PORTFOLIO, A SERIES OF UNDERLYING FUNDS TRUST
FRONTFOUR CAPITAL CORP.
FRONTFOUR OPPORTUNITY FUND LTD.
STEPHEN LOUKAS
DAVID A. LORBER
ZACHARY GEORGE
JAMES R. HENDERSON
JAMES E. HYMAN
WILLIAM E. REDMOND, JR.

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FrontFour Capital Group LLC together with the other Participants named herein (collectively, “FrontFour”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2014 annual meeting of shareholders (the “Annual Meeting”) of Sensient Technologies Corporation.  FrontFour has filed a definitive proxy statement and an accompanying GREEN proxy card with the SEC with regard to the Annual Meeting.

Item 1:  On April 16, 2014, FrontFour issued the following press release:

FRONTFOUR SETS THE RECORD STRAIGHT ON DISCUSSIONS WITH SENSIENT TECHNOLOGIES REGARDING THE ELECTION OF DIRECTORS AT ITS UPCOMING 2014 ANNUAL MEETING OF SHAREHOLDERS

Notes Sensient Board Was Unwilling to Consider the Resignation of Even One Incumbent Director, Evidencing an Insular, Entrenched Board

GREENWICH, Conn., April 16, 2014 /PRNewswire/ -- FrontFour Capital Group LLC, together with its affiliates (“FrontFour”), today set the record straight regarding discussions with Sensient Technologies Corporation (NYSE: SXT) (the “Company” or “Sensient”) regarding the election of directors at the upcoming annual meeting of shareholders (the “Annual Meeting”).

On the Company’s first quarter 2014 earnings call held on April 15th, Sensient CEO, Paul Manning, claimed he initiated discussions with FrontFour to settle the current election contest.  Manning claimed that he had offered to appoint to the Company’s board of directors (the “Board”) after the Annual Meeting, a candidate mutually agreeable to the Company and FrontFour.  Manning claimed this offer was a “very reasonable, pragmatic and fair approach” and that “despite [his] best intentions,” the offer was rejected by FrontFour.

Stephen Loukas of FrontFour remarked, “What Paul Manning has failed to disclose to shareholders is the fact that the Board was unwilling to consider the resignation of even one incumbent director from the Board or the appointment of one of FrontFour’s four, highly qualified director nominees, despite the Board’s average tenure of 13 years.  We believe the Board’s refusal to consider the resignation of even one incumbent director would not have resulted in meaningful change to the Board and certainly should not be characterized as a ‘reasonable’ or ‘fair’ proposal, as Mr. Manning suggests.”

“Mr. Manning also neglects to inform shareholders that the Board was willing to materially increase the size of the Company’s cost-cutting initiatives to up to $50 million in exchange for FrontFour’s promise to withdraw its four director nominees.  Tying further optimization of the Company’s operations to a settlement is highly concerning to us as shareholders and is symbolic of the governance shortfalls that have plagued this Company,” Loukas added.

Also on the earnings call, Mr. Manning stated “in my opinion, I don’t think this is about governance.”  Mr. Manning’s comments on governance directly contradict the view of two leading proxy advisory firms and confirms FrontFour’s view that the CEO of Sensient will benefit from independent oversight.  Consider the following:

Institutional Shareholder Services, Inc. recently stated in their report relating to the Annual Meeting, “A litany of governance concerns and related party activities over the lengthy tenures of the incumbent directors… raise serious concerns about the board's oversight and the effectiveness of corporate governance at this company.”

Glass Lewis & Co., LLC also concluded, “the recently announced strategic initiatives, share repurchase and governance changes, appear to be a reaction to the Dissident’s engagement, drawing into question the incumbent board’s motivation to ensure shareholder value is being maximized in the absence of a direct threat to their tenure.”

With the two leading proxy advisory firms recommending that shareholder vote for ALL four of FrontFour’s director nominees, FrontFour urges all shareholders to vote the GREEN proxy card today to elect FrontFour’s highly qualified director nominees.

            Shareholders who have any questions, or require assistance with their vote, should contact FrontFour’s proxy solicitor, Okapi Partners LLC, at (212) 297-0720 or (877) 566-1922, or by email at info@okapipartners.com.

Contacts:

Stephen Loukas
FrontFour Capital Group LLC
35 Mason Street, 4th Floor
Greenwich, CT 06830
203-274-9050

Bruce H. Goldfarb/Charles W. Garske/Lisa Patel
Okapi Partners LLC
(212) 297-0720
info@okapipartners.com